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                                                                    Exhibit 4.12

                                 PROMISSORY NOTE


                                                              December 8, 1997

$25,000                                               Fort Lauderdale, Florida


                   FOR VALUE RECEIVED, the undersigned, InnoPet Brands Corp., a Delaware corporation ("Maker"), promises to pay to Manuel M. Arvesu, Esq. ("Payee") at the offices of Maker, One East Broward Blvd., Suite 1100, Fort Lauderdale, Florida 33301, or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the aggregate sum of Twenty-Five Thousand Dollars ($25,000).
Maker further agrees as follows:


Section 1. Interest Rate.

          Interest shall accrue at a rate of ten percent (10%) per annum, compounded annually.

Section 2. Payments.

          (a) Principal and interest shall be due and payable on or before 90 days from the date hereof (the "Maturity Date"); provided, however, at the option of the Maker, upon written notice to the Payee, the Maturity Date may be extended by an additional 90 days;

          (b) Maker shall have the right to prepay this Note in full or in part at any time, without premium or penalty.





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Section 3. Default.

                   It shall be an event of default ("Event of Default"), and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

                   (a) Any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise, and the continuation of such failure for a period of ten (10) days after written notice thereof from Payee;

                   (b) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

                   (c) a proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against it, or the proceeding is controverted but is not dismissed within ninety (90) days after the commencement thereof;






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          (d) Maker consents to or suffers the appointment of a guardian, receiver, trustee or custodian to any substantial part of its assets that is not vacated within ninety (90) days;

          (e) the dissolution, termination of existence, or insolvency of Maker; or

          (f) Maker consents to or suffers an attachment, garnishment, execution or other legal process against any of his assets that is not released within ninety (90) days.

Section 4. Waivers.

          Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

Section 5. Assignment of Note.

          Maker may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever without the prior written consent of Payee. Maker agrees not to assert against any assignee of this Note any claim or defense which Maker may have against any assignor of this Note.






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Section 6. Miscellaneous.

                   (a) This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

                   (b) Subject to Section 5, the covenants, terms and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

                   (c) This Note constitutes a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.






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                   (d) All notices, consents, or other communications provided for in this Note or otherwise required by law shall be in writing and may be given to or made upon the respective parties at the following mailing addresses:

                   Payee:     Manuel M. Arvesu, Esq.
                              100 Southeast 2nd Street, 37th Floor
                              Miami, Florida  33131
                              Fax: (305) 371-8319


                   Maker:     InnoPet Brands Corp.
                              One East Broward Blvd., Suite 1100
                              Fort Lauderdale, Florida  33301
                              Attention: CEO
                              Fax: (954) 543-2500

                   Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received no later than three (3) business days following the date of sending.






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                   IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

                                              INNOPET BRANDS CORP.



                                              By:  /S/ MARC DUKE
                                                   -------------------------
                                                    Name: Marc Duke
                                                    Title: CEO






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